EXHIBIT 99.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

     THIS AMENDMENT (the "Amendment") to that certain Employment Agreement dated as of June 24, 2004 (the "Agreement") is made and entered into as of the 8th day of August, 2006 by and between Concurrent Computer Corporation (the "Company") and T. Gary Trimm (the "Employee").


     WHEREAS, the Company, through its Board of Directors, and the Employee, desire to amend the terms and conditions set forth in the Agreement to define the payments to be made to the employee upon termination of employment;


     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

     1.   Amendment
          ---------

          a. The entire third paragraph of Section 5.4 regarding benefit coverage following termination is replaced with the following paragraph:

               During the period beginning with the Employee's termination and continuing through which time the employee reaches age 65, the Company will use its reasonable best efforts to continue the Employee's eligibility under its group life insurance, hospitalization, medical and dental plans ("Benefits"). To the extent Employee is not eligible under the terms of one or more of such plans and programs, the Company will provide the Employee with the Economic Equivalent for the period through the employee reaching age 65. For the purpose of this paragraph, "Economic Equivalent" shall mean the amount the Company would have paid for such coverage for each employee covered if the Company could purchase such coverage or add the Employee to the Company's plans. In order to obtain the Benefits, the Employee will have to pay the amount that would be the Employee's responsibility if he was still employed. The amount paid to the Employee as the Economic Equivalent, less the amount of the premium payment which is the Employee's responsibility in accordance with the Company benefit plan, will be "grossed-up", if taxable (that is, the amount necessary to make the Employee whole after taking into account (i) the cost of the benefit and (ii) additional income taxes, if any, incurred by the Employee on amounts paid to him pursuant to this paragraph). Should the Employee find employment with another employer ("New Employer") that typically provides Benefits to its employees, the Company will cease providing Benefits or the Economic Equivalent. If the Employee ceases employment with the New Employer and has no Benefits or Economic Equivalent from the New Employer, the Employee must immediately notify the Company and the Company shall again provide Benefits or the Economic Equivalent until the Employee reaches age 65.

     2.   Miscellaneous
          -------------

          a. This Amendment shall be construed in accordance with the laws of the State of Georgia.

          b. Except as amended hereby, the terms and conditions of the Agreement shall remain in effect.

       IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment to be executed as of the date first above written.

CONCURRENT COMPUTER CORPORATION         EMPLOYEE

By:                                     By:
   -------------------------------         -------------------------------
     Charles Blackmon
     Director
     Chairman, Compensation Committee